Exhibit 99.1

AeroVironment Announces Planned Retirement of Stephen F. Page from Board of Directors

ARLINGTON, Va. – July 29, 2026 – AeroVironment, Inc. (“AV”) (NASDAQ: AVAV) today announced that Stephen F. Page, a member of AV’s Board of Directors (the “Board”), has informed the Board of his decision not to seek re-election and to retire from the Board at the company’s 2026 Annual Meeting of Stockholders.

During his 13 years on AV’s Board, Mr. Page provided strategic, financial and governance oversight that supported the company’s growth and evolution into a leading multi-domain defense technology provider.

“Since Steve joined AV’s Board 13 years ago, the company has evolved from a pure-play UAS business into a cutting-edge provider of autonomous, space, cyber and directed energy systems,” said Wahid Nawabi, AV’s chairman, president and chief executive officer. “Steve’s financial discipline and governance rigor were a steady hand through that transformation. On behalf of the Board and our entire team, I thank Steve for his dedicated service, and we wish him all the best.”

“It has been a privilege to serve on AV’s Board and to support the company as it diversified its platform and sharpened its operational excellence,” said Mr. Page. “I am grateful for the opportunity to work alongside my fellow directors and the company’s management team as we strengthened the company’s position as a leading defense technology innovator. I am proud of what we have accomplished together and remain highly confident that the company is well positioned for continued growth, success and value creation.”

About AV

AeroVironment (“AV”) (NASDAQ: AVAV) is a defense technology leader delivering integrated capabilities across air, land, sea, space, and cyber. The Company develops and deploys autonomous systems, loitering munitions, counter-UAS technologies, space-based platforms, directed energy systems, and cyber and electronic warfare capabilities—built to meet the mission needs of today’s warfighter and tomorrow’s conflicts. At the core of these technologies lies AV_Halo™, a modular, mission-ready suite of AI-powered software tools that empowers warfighters and enables full-battlefield dominance: detect, decide, deliver. With a national manufacturing footprint and a deep innovation pipeline, AV delivers proven systems and future-defining capabilities at speed, scale, and operational relevance. For more information, visit www.avinc.com.

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts, and assumptions that involve risks and uncertainties, which could cause actual results to differ materially. Factors that may cause such differences include, but are not limited to, our ability to perform under existing contracts and obtain new ones; regulatory changes; competitor activities; market growth; product development challenges; and general economic conditions. For a more detailed discussion of these risks, please refer to AeroVironment’s filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements as a result of new information or future events.

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